Exhibit 99.1

➢	PerkinElmer, Inc. 940 Winter Street Waltham, MA 02451 USA Phone: 781-663-6900 Fax: 781-663-5985 www.perkinelmer.com

FOR IMMEDIATE RELEASE

January 30, 2007

PERKINELMER TO ADOPT MAJORITY VOTING FOR BOARD OF DIRECTOR ELECTIONS

WALTHAM, Mass. –PerkinElmer, Inc. (NYSE: PKI), a global technology leader in Health Sciences and Photonics, today announced that its Board of Directors has adopted amendments to the Company’s articles of organization and bylaws that, if approved by shareholders, will implement a majority voting standard for the election of directors. To the best of PerkinElmer’s knowledge, it is the first Massachusetts-incorporated company to initiate this change.

The amendments, which are subject to shareholder approval at PerkinElmer’s annual meeting in April 2007 and would apply to subsequent elections of directors, provide that in an uncontested election a director nominee will be elected if the number of votes cast “for” exceeds the number of votes “against” his or her election. In contested elections, directors will continue to be elected by a plurality of votes cast.

“The adoption of a majority voting standard is consistent with our philosophy of operating at the highest standards of corporate governance, and enhancing the protections for our shareholders,” said Gregory L. Summe, Chairman and Chief Executive Officer of PerkinElmer, Inc.

To address the holdover status of a director who fails to be re-elected, the Company’s policy says that director must offer the Board a letter of resignation. The Board then has up to 90 days to determine whether to accept the resignation and publicly communicate its decision. Primarily to support the operation of the new majority voting standard, PerkinElmer’s Board of Directors has also adopted an advanced notice bylaw, requiring that, in general, shareholders put forward the name of a director nominee at least 75 days before the first anniversary of the Company’s previous annual meeting.

PerkinElmer’s Corporate Governance guidelines and Standards of Business Conduct are available via the Web at www.perkinelmer.com/corporate governance/.

Important Additional Information Will Be Filed with the SEC

PerkinElmer plans to file with the Securities and Exchange Commission and mail to its shareholders a Proxy Statement in connection with the 2007 Annual Meeting of Shareholders. The Proxy Statement will contain important information about PerkinElmer, the proposed amendments, and other matters.

Shareholders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by PerkinElmer through the Web site maintained by the SEC at www.sec.gov or from PerkinElmer by contacting Investor Relations, PerkinElmer, Inc., 940 Winter Street, Waltham, Massachusetts 02451, 781-663-6900.

PerkinElmer and its directors and executive officers may be deemed to be participants in the solicitation of proxies with respect to the above-described amendments. Information regarding PerkinElmer’s directors and executive officers is contained in PerkinElmer’s Annual Report on Form 10-K for the fiscal year ended January 1, 2006, and its Proxy Statement dated March 17, 2006, which are filed with the SEC. Additional information will be available in the 2007 Proxy Statement when it is filed with the SEC.

Other Information

Health Sciences end markets include genetic screening, environmental, service, biopharma, and medical imaging. Photonics markets include sensors and specialty lighting.

PerkinElmer, Inc. is a global technology leader driving growth and innovation in Health Sciences and Photonics markets to improve the quality of life. The Company reported revenues of $1.55 billion in 2006, has 8,500 employees serving customers in more than 125 countries, and is a component of the S&P 500 Index. Additional information is available through www.perkinelmer.com or 1-877-PKI-NYSE.

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For further information regarding PerkinElmer, please contact:

Investor Relations:	Media Contact:

Steven Delahunt	Kevin Lorenc
PerkinElmer, Inc.	PerkinElmer, Inc.
(781) 663-5677	(781) 663-5701